Exhibit 2
Delegation of Trustee Powers Under the Edward F. Heil, Jr., Sandra Heil and Karen Heil
Irrevocable Trust Agreement #2, Dated December 1, 1983, signed as of June 15, 2008

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DELEGATION OF TRUSTEE POWERS
UNDER THE EDWARD F. HEIL, JR., SANDRA HEIL AND KAREN HEIL
IRREVOCABLE TRUST AGREEMENT #2, DATED DECEMBER 1, 1983

To:	Karen Heil Kelly, income-beneficiary
Sandra E.H. Bauer, income-beneficiary
Edward F. Heil, Jr., income-beneficiary
In accordance with Section 760 ILCS 5/5.1(b) of the Illinois Trust and Trustees Act and the provisions of the EDWARD F. HEIL, JR., SANDRA HEIL AND KAREN HEIL IRREVOCABLE TRUST AGREEMENT #2, dated December 1, 1983 (the “Trust #2”), I, MARGE LUTZ, as Trustee of Trust #2, hereby delegate to EDWARD F. HEIL the following powers as the Trust Investment Advisor of each and every trust created thereunder. Regardless of the general powers conferred upon the Trustee of Trust #2, while the Trust Investment Advisor is acting hereunder, the following provisions shall apply:
     (a) Trust Investment Advisor Rights. The Trust Investment Advisor shall direct the Trustee to hold, invest and reinvest any part of the principal of the trust estate in such bonds, stocks, checking accounts, savings accounts, currency of any country, mortgages, real estate, leasehold interests, commodities, shares or other interests in mutual funds or common trust funds, hedge funds, privately held investment funds, or other types of property as the Trust Investment Advisor may deem advisable in his sole discretion, and shall have the power to direct the Trustee to sell, collect, sue for, alter, vary or change from time to time the investment or investments of any part of the assets of the trust estate. The Trust Investment Advisor shall have the power to direct the Trustee to buy or sell covered put and covered call options and any other variations thereof, including, but not in limitation, the right and power to buy stocks and bonds and sell calls and puts against them. At the direction of the Trust Investment Advisor, the Trustee may open and maintain a margin account to facilitate the writing of options. At the direction of the Trust Investment Advisor, the Trustee may hypothecate, pledge and lend securities and deposit securities for margin and option writing purposes with such broker or brokerage houses, as the Trust Investment Advisor, in his sole discretion, may determine. The Trustee shall also vote or issue proxies to vote all securities on the direction of the Trust Investment Advisor.
     (b) Request for Direction. In the event the Trustee, by written request sent by personal delivery, commercial courier, United States certified mail, postage prepaid, electronic mail (so called “e-mail”) or electronically transmitted facsimile to the Trust Investment Advisor, requests directions or advice with respect to the exercise of any right or authority herein granted to the Trust Investment Advisor, and if the Trust Investment Advisor fails or refuses, for any reason, to respond to such request within ten (10) days of receipt thereof, the Trustee may, in her sole discretion, take such action as she deems in the best interests of the trust estate.
     (c) Relinquishment of Rights. The Trust Investment Advisor, at any time or from time to time, may waive for limited periods of time or permanently any or all of the rights and powers conferred upon him by this paragraph by written notice delivered to the Trustee.
     (d) No Trust Investment Advisor Willing and Able to Act. During any period EDWARD F. HEIL is not willing or able to act as the Trust Investment Advisor, this Delegation of Trustee Powers shall be of no effect.
     (e) Exercise of Rights. The powers herein granted to the Trust Investment Advisor shall be exercisable only in a fiduciary capacity.
I acknowledge that I have exercised reasonable care, skill, and caution in selecting EDWARD F. HEIL as the Trust Investment Advisor, and that I will continue to exercise reasonable care, skill, and caution in periodically reviewing his actions as the Trust Investment Advisor. This delegation shall be effective as of the date hereof, at which time this delegation shall be in full force and effect until revoked in writing.
Every person, firm or corporation to which this delegation is presented is authorized to honor and give effect to the foregoing delegation until notified in writing to the contrary by the undersigned.

Dated: As of June 15, 2008	/s/ Marge Lutz
MARGE LUTZ, Trustee

ACCEPTANCE
I, EDWARD F. HEIL, hereby accept and acknowledge the delegation to act as the Trust Investment Advisor of each and every trust created under Trust #2 as hereinabove provided in accordance with Section 760 ILCS 5/5.1(b) of the Illinois Trust and Trustees Act and the provisions of Trust #2.

Dated: As of June 15, 2008	/s/ Edward F. Heil
EDWARD F. HEIL